PRESS RELEASE: For Immediate Release

ANDRX REPORTS ON FDA DEVELOPMENTS

FORT LAUDERDALE, FLORIDA, September 6, 2005 — Andrx Corporation (Nasdaq: ADRX) (Andrx or the Company) today announced that the FDA’s Florida District office has placed Andrx in OAI (Official Action Indicated) status, thereby placing FDA approval of the Company’s abbreviated new drug applications (ANDAs) on hold. This action resulted from the FDA inspection of the Company’s manufacturing facilities that ended in May 2005 and the FDA’s issuance of a Form 483 — List of Inspectional Observations at the conclusion of that inspection. Andrx provided FDA with a detailed response to that Form 483, which included a proposed corrective action plan. FDA has not commented on the Company’s response or corrective action plan. The May 2005 Form 483 and the Company’s response were disclosed in the Company’s Form 10 Q for the period ended June 30, 2005.

Andrx is working to resolve the cGMP issues at its facility as quickly as possible. The timing of that resolution is uncertain, and is not solely in our control.

FDA could seek various sanctions against Andrx for violations of current Good Manufacturing Practices (cGMP), or other applicable statutes and regulations. The range of possible sanctions includes, among others, product recalls or seizures, fines, total or partial suspension of production and/or distribution, suspension of the FDA’s review of product applications, enforcement actions, injunctions and civil or criminal prosecution. Under some circumstances, the FDA also has the authority to revoke previously granted drug approvals. Should FDA obtain these types of sanctions, which are noted in the Company’s Annual Reports, it could have a material adverse affect on the Company’s results of operations and financial condition.

About Andrx Corporation

We are a pharmaceutical company that:

•	develops, manufactures and commercializes generic versions of controlled-release, niche and immediate-release pharmaceutical products, including oral contraceptives;

•	distributes pharmaceuticals, primarily generics, which have been commercialized by others, as well as our own, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing our patented technologies and formulation capabilities.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, what sanctions, if any, FDA may seek, following its decision to place Andrx in OAI status, and when the “hold” on the Company’s ANDA approvals will be lifted; our dependence on a relatively small number of products; licensing revenues; the timing and scope of patents issued to our competitors; the timing and outcome of patent, antitrust and other litigation and future product launches; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; government regulation generally; competition; manufacturing capacities, safety issues, output and quality processes; our ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; our ability to meet the supply and manufacturing requirements of the First Horizon agreement; the consolidation or loss of customers; our relationship with our suppliers; the success of our joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; our inability to obtain sufficient supplies and/or active pharmaceuticals from key suppliers; the impact of sales returns and allowances; product liability claims; rising costs and limited availability of product liability and other insurance; recent management changes and the potential loss of senior management and other key personnel; failure to comply with environmental laws; the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals; and our ability to commercialize all of our pre-launch inventory. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed herein or detailed from time to time in our Annual Report on Form 10-K for the year ended December 31, 2004 or in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our other SEC filings.

This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contacts: Phone: 954-382-7600

Angelo C. Malahias,

President